UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2025

PROFESSIONAL DIVERSITY NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 E. Monroe Street, Suite 2120, Chicago, Illinois 60603
(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 614-0950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	IPDN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Michael D. Belsky and Chris Renn as Directors

On April 18, 2025, Michael D. Belsky notified the Board of Directors of Professional Diversity Network, Inc. (the “Company”) of his decision to resign from the Company’s Board of Directors effective immediately. On April 19, 2025, Chris Renn notified the Company of his decision to resign from the Company’s Board of Directors effective immediately. The Company understands that both Mr. Renn and Mr. Belsky’s decisions to resign were not a result of any disagreement with the Company.

Appointment of Eloisa Sultan and Long Yi as Directors

On April 22, 2025, upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board of Directors appointed Ms. Eloisa Sultan to fill the vacancy created by Mr. Michael D. Belsky’s resignation, and appointed Mr. Long Yi to fill the vacancy created by Mr. Chris Renn’s resignation, both effective April 22, 2025.

Ms. Sultan has served as professional medical and clinical liaison for over seven years. Since 2017, she has served at Invitrx Therapeutics as a medical liaison, sales and marketing leader, and clinical educator. In her role, she bridged physicians, developed internal relationships, and provided training necessary for patient studies and clinical research, among other topics. Prior to this, Ms. Sultan worked as a healthcare nurse coordinator, patient advocate, and clinical educator at Mission Healthcare from September 2014 to August 2017, and also served as a triage and admissions nurse at San Diego County Hospital from September 2006 to September 2009. She is a Certified BLS Instructor with the American Red Cross. She received associates education in biology, physiology, nursing at Mira Costa College in Encinitas, California and became a Licensed Nurse through Kaplan University in San Marcos, California.

Upon her appointment to the Company’s Board of Directors, Ms. Sultan is expected to join the Audit Committee of the Board of Directors as a member.

Mr. Yi has served as Chief Financial Officer of Lakeside Holdings Limited (Nasdaq: LSH) since June 2024. He previously served as Chief Executive Officer of Bit Brother Limited (formerly known as Urban Tea Inc.), a company formerly listed on Nasdaq, from January 2018 to July 2021, and as the Chief Financial Officer of Baiyu Holdings, Inc. (formerly known as China Commercial Credit Inc.) (Nasdaq: BYU) from November 2012 to January 2018. Earlier in his career, he gained financial experience as Senior Group Financial Manager at AEM Components (2010–2012) and as Accounting Manager at SUTOR Technology Group (2008–2010). He holds two master’s degrees in accounting and finance from McGill University in Canada (2006) and University of Rotterdam in the Netherlands (2004). He earned his bachelor’s degree in accounting from Northeastern University in Shen Yang, China (1998). Mr. Yi is a certified public accountant in the state of Illinois

Upon his appointment to the Company’s Board of Directors, Mr. Yi is expected to join the Audit Committee of the Board of Directors as its chairman, and the Compensation Committee of the Board of Directors as a member.

There is no arrangement or understanding between Ms. Sultan and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Sultan and any of the Company’s other directors or executive officers. Since the beginning of the Company’s last fiscal year, there are no transactions in which the Company was or is to be a participant and in which Ms. Sultan or any member of her immediate family had or will have any interest that are required to be reported under Item 404(a) of Regulation S-K. Ms. Sultan’s compensation for service as a director will be commensurate with that for our other outside directors for our 2025 Board service year, as summarized in the Company’s definitive Proxy Statement to be filed in connection with our 2025 Annual Meeting of Stockholders.

There is no arrangement or understanding between Mr. Yi and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Yi and any of the Company’s other directors or executive officers. Since the beginning of the Company’s last fiscal year, there are no transactions in which the Company was or is to be a participant and in which Mr. Yi or any member of his immediate family had or will have any interest that are required to be reported under Item 404(a) of Regulation S-K. Mr. Yi’s compensation for service as a director will be commensurate with that for our other outside directors for our 2025 Board service year, as summarized in the Company’s definitive Proxy Statement to be filed in connection with our 2025 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Diversity Network, Inc.

Date: April 23, 2025	/s/ Adam He
Adam He, Chief Executive Officer